EXHIBIT 10.5

FIRST AMENDMENT TO CONSULTING AGREEMENT

THIS FIRST AMENDMENT to Consulting Agreement (“Amendment”), dated as of December 29, 2021 (“Effective Date”) is made by and between EVRGRN Industries, LLC, an Arizona limited liability company (“Company”), and Business Warrior Corp., a Wyoming corporation (“Consultant”), and is intended to amend the scope of the services provided by Consultant to Company under the Agreement as defined below. Company and Consultant are sometimes each individually referred to herein as a “Party” and, collectively, as the “Parties.”

WHEREAS Company and Consultant are parties to that certain Consulting Agreement dated as of November 11, 2021 (the “Agreement”) under which Consultant would provide Company with consulting services consisting of marketing, sales and public relations centered on business-to- business product and service offerings;

WHEREAS the Parties hereto desire to modify the scope of the services to be performed by Consultant on behalf of Company to include different and additional business-to-business product and service offerings in the manner hereinafter set forth;

NOW, THEREFORE, in consideration of the premises, and for the mutual covenants and conditions herein contained, the Parties hereto hereby agree as follows:

The Agreement is hereby amended, effective as of the date hereof, as follows:

1. Description of Services. Exhibit A to the Agreement titled Description of Services shall be deleted in its entirety and replaced with the amended Exhibit A attached hereto as First Amended Exhibit A.

2. Compensation. Exhibit B to the Agreement titled shall be deleted in its entirety and replaced with the amended Exhibit B attached hereto as First Amended Exhibit B.

3. Miscellaneous. Any and all other terms, conditions, and provisions of the Agreement not expressly amended or modified herein shall remain in full force and effect and otherwise unaffected by this Amendment. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Agreement. If any provision of this Amendment conflicts with any provision of the Agreement, the provisions of this Amendment shall prevail. The Parties acknowledge and agree that this Amendment has been made in accordance with Section 11.9 of the Agreement and constitutes an effective and binding amendment to the Agreement. This Amendment may be executed in any number of counterparts, each of shall be deemed an original, but all of which together shall constitute one and the same document.

[SIGNATURE PAGE FOLLOWS]

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EVRGRN INDUSTRIES, LLC:

By:
Name:	Adam Spencer
Title:	Managing Partner
Date:	12/29/2021

BUSINESS WARRIOR CORP.:

By:
Name:	Rhett Doolittle
Title:	CEO
Date:	12/29/2021

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FIRST AMENDED EXHIBIT A - DESCRIPTION OF SERVICES

1. Market research: The Parties shall endeavor to work together to develop and establish policies and procedures that will promote and sustain a marketplace for Company and Consultant related to, including but not limited to, the lending program of Business Warrior Funding (“BWF”), an affiliate of Company.

2. Marketing and Advertising: Consultant will develop campaigns to digitally promote commercial loan products and services for BWF from which Company will receive a monthly revenue share percentage equal to 90% of all profits received by BWF for loans it makes to qualifying borrowers for BWF’s loan products generated by Consultant’s marketing efforts hereunder until such time Company’s revenue share payout equals $3.8 Million (the “Revenue Share Milestone”). After the Revenue Share Milestone is met, Company’s revenue share percentage shall step down to 40% of all profits received by BWF for loans it makes to qualifying borrowers for BWF’s loan products generated by Consultant’s marketing efforts hereunder for the twelve (12) months following the date the Revenue Share Milestone is met. If Company’s revenue share percentage does not produce payments from BWF totaling $3 Million by December 31, 2023 (the “Penalty Date”), Consultant will pay Company a penalty equal to the difference between the money earned by Company as of the Penalty Date and $3 Million. The penalty shall be due by March 1, 2024. The assessment of the penalty and subsequent payment by Consultant shall not abrogate Company’s right to receive a share of BWF’s profits as stated above.

Consultant’s marketing and advertising services hereunder also includes the creation of Company’s brand standards possibly including an enhanced design of a logo and brand standard documentation along with a more robust build out of Company’s primary website related to Company’s service offerings. Consultant will spend on Company’s behalf to promote BWF’s brand through various social media and digital platforms including Facebook, Google, YouTube. Costs of advertising ranges between $500 and $1,000 per acquisition and are based on current and past trends. Advertising costs may increase due to Consultant’s evaluation resulting in need to increase the advertising budget or as by other mutual agreement of the Parties. Consultant will initially provide monthly forecasts of the marketing spend and loan fundings. Once the marketing spend by Consultant exceeds $75,000 in a calendar month or $25,000 a week over a two-week period, Consultant will commence also providing reporting on the advertising KPI: cost per acquisition based on a formula mutually agreed upon by the Parties. The cadence of advertising forecasts and reporting may change upon the Parties’ mutual agreement. The scope of Consultant’s work to be performed hereunder will be further identified and reduced to writing in the first 45 days following the Execution Date.

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FIRST AMENDED EXHIBIT B

Fee:	$3,000,000 (three million dollars) for setup fee of Consultant’s services hereunder for Company’s right to receive revenue share percentage to be paid in full not later than December 31, 2021.

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